For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #07-07
Waste Management Announces First Quarter 2007 Earnings
Earnings Per Diluted Share Increase 24%
Company Raises Full-Year 2007 Earnings Guidance
HOUSTON — April 27, 2007 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its first quarter ended March 31, 2007. Net income for the quarter was $222 million, or $0.42 per diluted share, compared with $186 million, or $0.34 per diluted share in the prior year period, a 24% increase in earnings per diluted share.
Income from operations as a percent of revenue improved by 160 basis points to 15.1% in the first quarter of 2007. Revenues for the quarter were $3.19 billion as compared with $3.23 billion in the year ago period as the Company continued to execute its strategy to divest underperforming operations and accounts. First quarter 2007 revenues were up $24 million on a year-over-year basis, excluding the divestiture of underperforming operations representing $65 million of revenues.
The Company noted a $6 million after tax, or $0.01 per diluted share, restructuring charge in the current quarter’s results.
“Our first quarter 2007 financial performance exceeded our expectations and demonstrated that our pricing and operational excellence programs continue to positively impact our results. We again accomplished our primary financial goals of earnings growth, margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste Management.
“Internal revenue growth from yield in our commercial collection line of business was 5.3% in the quarter, the highest level we have achieved in the recent past. The internal revenue growth from yield in our commercial, industrial and residential lines of business was 4.8%. The execution of our strategy to review low margin accounts and either increase prices or cull those accounts from our business contributed to the lower volumes in our collection line of business. That strategy worked very well in the first quarter, as the volume loss in our collection line of business was about 5.2%, but the income from operations in our collection business grew nearly 16%.
“The internal revenue growth from yield at our landfills and transfer stations improved in the first quarter of 2007, and we expect that to continue as we implement our disposal pricing excellence program throughout the Company.”

Steiner also noted, “We achieved additional positive results from improved operations during the first quarter of this year. We lowered our operating costs by $66 million during the first quarter of 2007, which is a 3.1% improvement in absolute dollars when compared with the prior year quarter. Operating expenses as a percent of revenue in the first quarter of 2007 stood at 63.8%, a 120 basis point improvement when compared to the first quarter of 2006. This marks the seventh consecutive quarter in which our year-over-year operating costs as a percent of revenue have improved. Our ongoing operational excellence initiatives in the areas of labor management, maintenance and safety were primary contributors to this improvement.
“Net cash provided by operating activities and free cash flow were both strong for the quarter. We returned $613 million to shareholders in the form of our $0.24 per share quarterly dividend and our share repurchase program. We also showed marked improvement in the recycling segment of our business due to higher recycling commodity prices and our operational improvements. Our recycling segment contributed over $0.01 per diluted share to the year-over-year improvement in net income during the first quarter of 2007.”
Key Highlights for the First Quarter of 2007
•	Income from operations was $481 million, or 15.1% of revenue, an increase of approximately 160 basis points compared with the prior year first quarter.

•	Internal revenue growth from yield on base business of 3.3%. Including the positive impact of higher recycling commodity prices, internal revenue growth from yield was 5.3%.

•	Internal revenue growth from volume was a negative 4.8%. The volume component included a 5.2% reduction in collection volumes, but only a 1.3% reduction in landfill volumes.

•	Higher fuel surcharge revenue contributed 0.1% to internal revenue growth.

•	Divestitures caused a 2.1% decline in revenues in the quarter, while acquisitions contributed 0.2% to higher revenues.

•	Operating expenses were 63.8% of revenue, down from 65.0% of revenue in the same period in 2006.

•	Selling, general and administrative expenses were 11.1% of revenue, down from 11.4% in the first quarter of 2006.

•	Net cash provided by operating activities of $538 million, down from $623 million in the first quarter of 2006 due to $101 million in year-over-year changes in working capital. Capital expenditures of $272 million, compared with $231 million in the first quarter of 2006.

•	Free cash flow(a) of $335 million, compared with $410 million in the first quarter of 2006.

•	$613 million in cash returned to shareholders in the form of $487 million in common stock repurchases and $126 million in dividend payments.

•	The effective tax rate in the quarter was 33.0%, which reflects an estimated phase-out of approximately 30% of our Section 45K tax credits due to higher actual and projected crude oil prices. Section 45K tax credits generated nearly an additional $0.02 per diluted share benefit to net income in the first quarter of 2007 compared with the first quarter of 2006.
Steiner concluded, “We are off to a very good start for the year. Our solid results during the first quarter of this year reflect the success of the continuation of our pricing and operational excellence strategies. Our first quarter success gives us confidence that we will achieve our earnings expectations for the remaining three quarters of 2007. As a result, we now project our full-year 2007 earnings to be within the range of $2.03 to $2.07 per diluted share, as adjusted for certain items(a). In the first quarter we had an expected change in working capital and higher capital expenditures, but those are due primarily to timing issues and we do not expect them to affect our ability to generate between $1.30 to $1.40 billion of free cash flow for the full-year 2007.”

(a)	This earnings release contains a discussion of free cash flow and projected earnings per diluted share, as adjusted for certain items, which are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended, and is not intended to replace the most comparable GAAP measure that is also presented in this press release. The Company reports its financial results in compliance with GAAP, but believes that also providing non-GAAP measures provides investors additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance.

The full year adjusted earnings of $2.03 to $2.07 per diluted share projected by the Company excludes the first quarter 2007 impact of restructuring charges of $6 million after tax. GAAP net earnings per diluted share for the remaining three quarters of the year may include restructuring charges, asset impairment and unusual items charges, gains or losses from divestitures, the resolution of income tax items, and other items that are not currently determinable, but may be significant. The full year 2007 adjusted earnings of $2.03 to $2.07 per diluted share projected today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of any expected items. Due to the uncertainty of the amount and timing of any such items, we do not believe we have the information available to provide full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.

The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison. The Company includes the non-GAAP financial measure of free cash flow in its disclosures because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends.
Quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “1Q2007 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 3382502.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time on April 27 through 5:00 p.m. Central time on May 11. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 3382502.

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2007 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter—to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation and resulting higher interest rates as well as other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses and reduce our revenues;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices, or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2007	2006

Operating revenues	$3,188	$3,229

Costs and expenses:
Operating	2,034	2,100
Selling, general and administrative	353	368
Depreciation and amortization	310	328
Restructuring	9	—
(Income) expense from divestitures, asset impairments and unusual items	1	(2)

	2,707	2,794

Income from operations	481	435

Other income (expense):
Interest expense	(135)	(136)
Interest income	18	9
Equity in net losses of unconsolidated entities	(24)	(8)
Minority interest	(10)	(12)
Other, net	1	1

	(150)	(146)

Income before income taxes	331	289
Provision for income taxes	109	103

Net income	$222	$186

Basic earnings per common share	$0.42	$0.34

Diluted earnings per common share	$0.42	$0.34

Basic common shares outstanding	529.4	546.2

Diluted common shares outstanding	534.1	551.0

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.24	$—

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2007	2006

EPS Calculation:

Net income	$222	$186

Number of common shares outstanding at end of period	520.9	546.2
Effect of using weighted average common shares outstanding	8.5	—

Weighted average basic common shares outstanding	529.4	546.2
Dilutive effect of equity-based compensation awards, warrants, and other contingently issuable shares	4.7	4.8

Weighted average diluted common shares outstanding	534.1	551.0

Basic earnings per common share	$0.42	$0.34

Diluted earnings per common share	$0.42	$0.34

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$471	$614
Receivables, net	1,772	1,858
Other	529	710

Total current assets	2,772	3,182

Property and equipment, net	11,063	11,179
Goodwill	5,296	5,292
Other intangible assets, net	117	121
Other assets	795	826

Total assets	$20,043	$20,600

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,218	$2,446
Current portion of long-term debt	759	822

Total current liabilities	2,977	3,268

Long-term debt, less current portion	7,464	7,495
Other liabilities	3,540	3,340

Total liabilities	13,981	14,103

Minority interest in subsidiaries and variable interest entities	282	275
Stockholders’ equity	5,780	6,222

Total liabilities and stockholders’ equity	$20,043	$20,600

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income	$222	$186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	328
Other	13	15
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(7)	94

Net cash provided by operating activities	538	623

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(2)	(8)
Capital expenditures	(272)	(231)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	69	18
Purchases of short-term investments	(525)	(784)
Proceeds from sales of short-term investments	663	556
Net receipts from restricted trust and escrow accounts, and other	31	36

Net cash used in investing activities	(36)	(413)

Cash flows from financing activities:
New borrowings	134	51
Debt repayments	(242)	(87)
Common stock repurchases	(487)	(375)
Cash dividends	(126)	(121)
Exercise of common stock options and warrants	34	125
Other, net	42	(14)

Net cash used in financing activities	(645)	(421)

Effect of exchange rate changes on cash and cash equivalents	—	(1)

Decrease in cash and cash equivalents	(143)	(212)
Cash and cash equivalents at beginning of period	614	666

Cash and cash equivalents at end of period	$471	$454

Note: Prior year information has been reclassified to conform to 2007 presentation.

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2007	2006	2006
Operating Revenues by Lines of Business

Collection	$2,121	$2,176	$2,159
Landfill	720	775	750
Transfer	389	433	421
Wheelabrator	208	225	218
Recycling and other	292	260	271
Intercompany (a)	(542)	(586)	(590)

Operating revenues	$3,188	$3,283	$3,229

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	0.7%	-1.3%	6.1%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	2.2%	0.2%	0.3%

Adjusted internal growth	-1.5%	-1.5%	5.8%

Acquisition Summary (b)

Gross annualized revenue acquired	$2	$—	$7

Total consideration	$1	$—	$8

Cash paid for acquisitions	$1	$—	$7

Recycling Segment Supplemental Data (c)

Operating revenues	$210	$182	$189

Operating expenses	$177	$160	$163

	Quarters Ended March 31,
	2007	2006
Free Cash Flow Analysis (d)(e)

Net cash provided by operating activities	$538	$623
Capital expenditures	(272)	(231)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	69	18

Free cash flow	$335	$410

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	Prior year information has been reclassified to conform to 2007 presentation.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2007	2006	2006
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$517	$798	$988

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,223	$8,317	$8,620
Total equity	5,780	6,222	6,071

Total capital	$14,003	$14,539	$14,691

Debt-to-total capital	58.7%	57.2%	58.7%

Capitalized interest	$4	$7	$3

Other Operational Data

Internalization of waste, based on disposal costs	66.2%	66.7%	66.7%

Total landfill disposal volumes (tons in millions)	27.6	29.9	29.9
Total waste-to-energy disposal volumes (tons in millions)	1.8	2.0	2.0

Total disposal volumes (tons in millions)	29.4	31.9	31.9

Active landfills	281	283	282

Landfills reporting volume	263	264	262

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$91.4	$98.6	$95.8
Amortization expense related to SFAS No. 143 obligations	13.2	11.2	13.6

Total amortization expense (b)	104.6	109.8	109.4
Accretion and other related expense	17.7	18.4	14.8

Landfill amortization, accretion and other related expense	$122.3	$128.2	$124.2

(a)	The quarters ended March 31, 2007, December 31, 2006, and March 31, 2006 include short-term investments available for use of $46 million, $184 million, and $534 million, respectively.

(b)	During the quarter ended December 31, 2006, there was a reduction of $6.4 million in amortization expense primarily due to changes in final capping estimates resulting from our annual landfill review process.

(6)

Waste Management, Inc.
Reconciliation of Free Cash Flow
(In Millions)
(Unaudited)

Full Year 2007 Free Cash Flow Reconciliation Scenarios (a)	Scenario 1	Scenario 2

Net cash provided by operating activities	$2,300	$2,600
Capital expenditures	(1,250)	(1,380)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	250	180

Free cash flow	$1,300	$1,400

(a)	The table above illustrates two scenarios that would result in Free cash flow meeting the ends of our projected Free cash flow range. The amounts used in the reconciliation are not necessarily indicative of our expectations for those line items.

(7)